Filed Pursuant to Rule 424(b)(3)

Registration No. 333-174103

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated July 8, 2011)

21,018,431 Shares

MICROVISION, INC.

This Prospectus Supplement No. 1 supplements the prospectus dated July 8, 2011, as supplemented to date (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-174103). The Prospectus and this prospectus supplement relate to the disposition from time to time of up to 21,018,431 shares of our common stock, which are held or may be held by the selling stockholder named in the Prospectus. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On October 28, 2011, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-K is attached hereto.

Investing in our common stock involves a high degree of risk. Please see the sections entitled “Risk Factors” beginning on page 18 of the Prospectus and “Part II — Item 1A Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 28, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2011

MICROVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34170	91-1600822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6222 185th Avenue NE

Redmond, Washington 98052

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 936-6847

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 26, 2011, MicroVision, Inc. (the “Company”) received a notification letter (the “Notice”) from The NASDAQ Stock Market (“NASDAQ”) advising the Company that for 30 consecutive trading days preceding the date of the Notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued listing on The NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 5450(a)(1). In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has been provided a compliance period of 180 calendar days, or until April 23, 2012, to regain compliance with this requirement.

The Company can regain compliance with the minimum closing bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of ten consecutive business days during this initial 180-day compliance period. If compliance is not achieved by April 23, 2012, NASDAQ will provide written notification to the Company that its securities are subject to delisting.

The Company continues to monitor the bid price for its common stock. If its common stock does not trade at a level that is likely to regain compliance, the Company’s Board of Directors will consider the options available to achieve compliance.

On October 28, 2011, the Company issued a press release, attached to this Current Report on Form 8-K as Exhibit 99.1, reporting that it had received the Notice from NASDAQ.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	MicroVision, Inc. Press Release, dated October 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROVISION, INC.

By:	/s/ Thomas M. Walker
Thomas M. Walker
Vice President, General Counsel & Secretary

Date: October 28, 2011

EXHIBIT INDEX

Exhibit Number	Description

99.1	MicroVision, Inc. Press Release, dated October 28, 2011.

EXHIBIT 99.1

MICROVISION RECEIVES NASDAQ GLOBAL MARKET LISTING DEFICIENCY

NOTICE

REDMOND, Wash.—October 28, 2011—MicroVision, Inc. (Nasdaq: MVIS) announced today that it received a notice on October 26, 2011 from The NASDAQ Stock Market advising the company that for 30 consecutive trading days preceding the date of the notice, the bid price of the company’s common stock had closed below the $1.00 per share minimum required for continued listing on The NASDAQ Global Market pursuant to NASDAQ’s listing requirements. In accordance with NASDAQ’s listing rules, the company has 180 calendar days, or until April 23, 2012, to regain compliance with this requirement. This notification is simply a notice of deficiency, not of imminent delisting, and has no current effect on the listing or trading of MicroVision’s common stock on The Nasdaq Global Market at this time.

During the 180-day compliance period, MicroVision can regain compliance if the bid price of its common stock closes at $1.00 or higher for a minimum of ten consecutive business days. If the company does not regain compliance by April 23, 2012, NASDAQ will notify the company that its securities are subject to delisting.

The company is monitoring the bid price for its common stock. The company continues to execute its business plan and will consider other actions that it may take in order to regain compliance with the listing requirements.

About MicroVision

MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources that create vivid images with high contrast and brightness. For more information, visit us on:

Website: www.microvision.com

Blog: www.microvision.com/displayground

Twitter: www.twitter.com/microvision

Facebook: www.facebook.com/MicrovisionInc

YouTube: www.youtube.com/mvisvideo

Forward-looking Statements

Certain statements contained in this release, including those relating to MicroVision’s expectations, intentions or strategies, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that MicroVision may not meet regain compliance with the continued listing standards of the NASDAQ Stock Market; capital market risks; our ability to raise additional capital when needed; our, or our customers’, failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Additional Information

Additional information relating to MicroVision can be found on EDGAR at www.sec.gov.

Investor and Media Relations Contact:

Tiffany Bradford

(425) 882-6629

Email: tiffany_bradford@microvision.com